Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-208262, 333-225898, 333-272190, 333-279792 and 333-290541) of The Joint Corp. (the Company) of our reports dated March 12, 2026, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Phoenix, Arizona
March 12, 2026